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                                                                     EXHIBIT 8.2


                    [LETTERHEAD OF PULLMAN & COMLEY, LLC]

                                                June 21, 1996


People's Bank
850 Main Street
Bridgeport, Connecticut 06604

     RE: PEOPLE'S BANK CREDIT CARD MASTER TRUST SERIES 1996-1
         ----------------------------------------------------

Gentlemen:

          You have requested our opinion as to certain Connecticut income tax consequences of the issuance of Asset Backed Certificates (the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of June 1, 1993 (as amended to date, the "Pooling and Servicing Agreement") by and between People's Bank ("People's"), as seller and servicer, and Bankers Trust Company as trustee acting on behalf of the holders of Certificates, as the same is to be supplemented by the Series 1996-1 Supplement by and between the same parties (the "Supplement"). Specifically, you have asked us whether the Certificates will be treated as indebtedness and whether the People's Bank Credit Card Master Trust (the "Trust") will be disregarded for Connecticut income tax purposes.

          In connection with your request, you have furnished us with copies of:
(a) the Registration Statement on Form S-1 (as amended by Amendment No. 2 thereto, the "Registration Statement") relating to the Certificates; (b) the Pooling and Servicing Agreement; (c) a draft of the Supplement, and (d) the opinion of Mayer, Brown & Platt (upon which we have been authorized to rely) as to certain federal income tax consequences of the issuance of the Certificates. This opinion is based on those documents and on the assumption that there will be no material changes in fact or law between the date hereof and the date of the issuance and sale of the Certificates.

          Mayer, Brown & Platt has opined that for federal income tax purposes, the Trust will be disregarded and the Certificates will be characterized as indebtedness secured by the receivables which are transferred to the Trust. We assume that opinion to be correct, and based upon that assumption, it is our opinion that the Trust will be disregarded and the Certificates will be treated as indebtedness for both the Connecticut income tax applicable to individuals, trusts and estates and the Connecticut corporation business tax.
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PULLMAN & COMLEY, LLC

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          Mayer, Brown & Platt has further opined that the issuance of the
Certificates will not adversely affect the federal income tax characterization of the holder of any outstanding series of asset-backed certificates or any Certificate Owner (as defined in the Pooling and Servicing Agreement), or result in the Trust being subject to federal income tax at the entity level. We assume that opinion to be correct, and based upon that assumption, it is our opinion that the issuance of the Certificates will likewise not adversely affect the Connecticut income and corporation business tax characterization of the holder of any outstanding series of asset-based certificates or any Certificate Owner, or result in the Trust being subject to Connecticut income tax at the entity level.

          For purposes of each of the Connecticut income and corporation business taxes, the Connecticut adjusted gross income upon which tax is payable is the taxpayer's federal adjusted gross income, subject to certain adjustments which are not relevant in this case. Consequently, the characterization properly accorded to the Trust and the Certificates for federal income tax purposes will be determinative for purposes of the Connecticut income and corporation business taxes.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Prospectus which constitutes a part of the Registration Statement.


                                                Very truly yours,


                                                /s/ PULLMAN & COMLEY, LLC
                                                    PULLMAN & COMLEY, LLC

P&C:cs